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                                   EXHIBIT 8.3










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                       [Letterhead of RP Financial, LC.]


                                        December 17, 1997

Board of Directors
Pocahontas Federal Mutual Holding Company, Inc.
Pocahontas Federal Savings and Loan Association
203 West Broadway Street
Pocahontas, Arkansas  72455

Re: Plan of Conversion: Subscription Rights

Gentlemen:

      All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion and Reorganization (the "Plan of Conversion") adopted by the Board of Directors of Pocahontas Federal Savings and Loan Association (the "Association") and Pocahontas Federal Mutual Holding Company, Inc. (the "Mutual Holding Company"). Pursuant to the Plan of Conversion, Pocahontas Bancorp, Inc. (the "Holding Company") will offer and sell Common Stock in connection with the conversion of the Mutual Holding Company from a federally chartered mutual holding company to a Delaware stock corporation.

      We understand that in accordance with the Plan of Conversion, Subscription Rights to purchase shares of Common Stock in the Holding Company are to be issued to: (1) Eligible Account Holders; (2) the KSOP; (3) Supplemental Eligible Account Holders; and (4) Other Members. Based solely upon our observation that the Subscription Rights will be available to such parties without cost, will be legally non-transferable and of short duration, and will afford such parties the right only to purchase shares of Common Stock at the same price as will be paid by members of the general public in the Community Offering, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the belief that, as a factual matter:

      (1)   the Subscription Rights will have no ascertainable market value;
            and,

      (2) the price at which the Subscription Rights are exercisable will not be more or less than the pro forma market value of the shares upon issuance.

      Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Holding Company's value alone. Accordingly, no assurance can be given that persons who subscribe to shares of Common Stock in the conversion will thereafter be able to buy or sell such shares at the same price paid in the Subscription Offering.

                                        Very truly yours,

                                        RP FINANCIAL, LC.


                                        /s/ Gregory E. Dunn

                                        Gregory E. Dunn
                                        Senior Vice President